Exhibit 99.1
Investor Contact:
John Mills
Managing Partner
ICR 646-277-1254

Limoneira Company Announces First Quarter Fiscal Year 2021 Financial Results

Record Fresh Lemon Volume in First Quarter Fiscal 2021 Compared to Last Year, with 1.3 Million Cartons Sold

Company Closed Sales of 44 Harvest at Limoneira Lots During First Quarter Fiscal 2021

Company Expects to Receive $80 Million from Harvest at Limoneira During Next Six Fiscal Years, Beginning 2022

SANTA PAULA, Calif.-- (BUSINESS WIRE) – March 10, 2021 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today reported financial results for the first quarter ended January 31, 2021.

Management Comments

Harold Edwards, President and Chief Executive Officer of the Company, stated, “We achieved record first quarter lemon volume, solid specialty citrus revenues and improved cost structure and cash flow compared to the same period last year despite the COVID-19 pandemic. We have dramatically expanded our focus on retail food and club grocery business, and we are very well positioned to achieve a meaningful increase in domestic foodservice and exports once dining-out improves from COVID-19 vaccine distribution. It is early in the season, but current fresh lemon pricing is performing well compared to last year and we expect strong results from our avocado and oranges in fiscal 2021.”

Mr. Edwards continued, “Our real estate development project, Harvest at Limoneira, continues to perform very well and has now closed 398 lots since inception, including 44 new lot closings in the first quarter of fiscal 2021. As each quarter closes, we gain confidence in the timing of the expected $80 million of cash distributions from Harvest at Limoneira over the next six years beginning in fiscal 2022. The expected cash distributions do not include the potential upside from increased density in housing at Harvest at Limoneira as well as the potential opportunity of a medical campus in our East Area 2 development. We expect to be in a position to provide greater transparency on these opportunities in the coming quarters.”

Fiscal Year 2021 First Quarter Results

For the first quarter of fiscal year 2021, total net revenue was $38.3 million, compared to total net revenue of $41.7 million in the first quarter of the previous fiscal year. Agribusiness revenue was $37.1 million, compared to $40.5 million in the first quarter of last fiscal year. Other operations revenue was similar to the prior fiscal year at $1.1 million.

Agribusiness revenue for the first quarter of fiscal year 2021 includes $25.0 million in fresh lemon sales, compared to $27.0 million of fresh lemon sales during the same period of fiscal year 2020. The decrease was primarily the result of COVID-19 related food service closures reducing the demand for lemons in the food service marketplace and creating an over-supply in the retail marketplace, which resulted in lower average per carton prices in the first quarter of fiscal year 2021. Approximately 1,320,000 cartons of fresh lemons were sold in aggregate during the first quarter of fiscal year 2021 at a $18.91 average price per carton ($20.05 U.S. and $10.53 Argentina) compared to approximately 1,280,000 cartons sold at a $21.12 average price per carton (all U.S.) during the first quarter of fiscal year 2020. The Company recognized no avocado revenue in the first quarter of fiscal year 2021, compared to $0.2 million in the same period last fiscal year. Approximately 125,000 pounds were sold at a $1.34 average price per pound during the first quarter of fiscal year 2020.

The Company recognized $1.1 million of orange revenue in the first quarter of fiscal year 2021, compared to $2.3 million in the same period of fiscal year 2020, attributable to higher prices of oranges partially offset by a decrease in volume primarily due to harvest timing. Approximately 119,000 cartons of oranges were sold during the first quarter of fiscal year 2021 at a $9.17 average price per carton, compared to approximately 196,000 cartons sold at a $6.71 average price per carton during the first quarter of fiscal year 2020. Specialty citrus and other crop revenue was similar to the prior fiscal year at $1.8 million.

Total costs and expenses for the first quarter of fiscal year 2021 decreased to $43.9 million, compared to $50.1 million in the first quarter of last fiscal year. The first quarter of fiscal year 2021 decrease in operating expenses was primarily attributable to decreases in harvest, growing and third-party grower costs partially offset by increased packing costs. Costs associated with agribusiness include packing costs, harvest costs, growing costs, costs related to the fruit procured and sold for third-party growers and depreciation and amortization expense.

Operating loss for the first quarter of fiscal year 2021 was $5.6 million, compared to operating loss of $8.5 million in the first quarter of the previous fiscal year.

Net loss attributable to common stock, after preferred dividends, for the first quarter of fiscal year 2021 was $4.3 million, compared to net loss of $6.6 million in the first quarter of fiscal year 2020. Net loss per diluted share for the first quarter of fiscal year 2021 was $0.25 compared to net loss per diluted share of $0.37 for the same period of fiscal year 2020.

Excluding the loss on stock in Calavo, adjusted net loss was $4.4 million or $0.25 per diluted share, compared to first quarter of fiscal year 2020 adjusted net loss of $5.2 million or $0.30 per diluted share. A reconciliation of adjusted net loss to net loss attributable to Limoneira Company is provided at the end of this release.

Adjusted EBITDA was a loss of $3.1 million in the first quarter of fiscal year 2021, compared to a loss of $5.0 million in the same period of fiscal year 2020. A reconciliation of adjusted EBITDA to net loss attributable to Limoneira Company is provided at the end of this release.

Balance Sheet and Liquidity

During the first quarter of fiscal year 2021, net cash used in operating activities was $1.8 million, compared to $12.2 million in the prior fiscal year. For the first quarter of fiscal year 2021, net cash used in investing activities was $3.6 million, compared to $6.5 million in the prior fiscal year. Net cash provided by financing activities was $6.7 million for the first quarter of fiscal year 2021, compared to $19.1 million in the same period last fiscal year.

On March 12, 2020, the Board of Directors approved a share repurchase program authorizing the Company to repurchase up to $10.0 million of its outstanding shares of common stock through March 2021. During fiscal year 2020 the Company repurchased 250,977 shares for approximately $3.5 million. As of January 31, 2021, the remaining authorization under this program is approximately $6.5 million.

Long-term debt as of January 31, 2021 was $131.5 million, compared to $122.6 million at the end of fiscal year 2020.

In December 2020, the Company received $5.0 million of federal income tax refunds related to the Coronavirus Aid, Relief, and Economic Security Act and expects an additional $0.9 million of California state refunds in fiscal year 2021.

Real Estate Development and Property Sales

The Company’s joint venture with The Lewis Group of Companies (“Lewis”) for the residential development of its East Area I real estate development project, named Harvest at Limoneira, broke ground to commence mass grading in November 2017. Project plans include approximately 632 residential units in Phase 1. In fiscal year 2020, the joint venture closed the sales of residential lots representing 144 residential units and announced that one of the primary builders will be offering a new concept of Harvest at Limoneira single-story residences. Through January 31, 2021, the joint venture has closed the sales of residential lots representing 398 residential units. Over the life of this project, the joint venture will have approximately 1,500 total residential units built and sold.

In the first quarter of fiscal year 2020, the Company entered into an agreement to sell its Sevilla property for $2.7 million, which is expected to close in fiscal year 2021. After transaction and other costs, the Company expects to receive proceeds of approximately $2.6 million and recognize an immaterial gain upon closing. At January 31, 2021, the $2.5 million carrying value of the property was classified as held for sale and included in prepaid expenses and other current assets.

COVID-19

The global spread of the novel coronavirus (COVID-19) has continued to negatively impact the global economy, disrupted global supply chains and created significant volatility and disruption of financial markets. The impact of this pandemic has created significant uncertainty in the global economy and has affected Limoneira’s business, employees, suppliers, and customers. The COVID-19 pandemic has had an adverse impact on the industries and markets in which the Company conducts business. In particular, the United States lemon market has seen a significant decline in volume, with lemon demand falling since widespread shelter in place orders were issued in mid-March 2020, resulting in a significant market oversupply. The export market for fresh product has also significantly declined due to COVID-19 impacts.

The decline in demand for Limoneira’s products beginning the second quarter of fiscal year 2020, which the Company believes was a result of the COVID-19 pandemic, negatively impacted sales and profitability for the second, third and fourth quarters of fiscal year 2020 and in the first quarter of fiscal year 2021. Limoneira’s retail food and club grocery business has performed significantly better than expectations during this period and fared better than its foodservice business, which has suffered from closures of full-service restaurants, quick service restaurants and bar business due to the COVID-19 pandemic. In an effort to offset the declines from foodservice, the Company has pivoted heavily toward retail food and club grocery and picked up additional accounts during the full year ended October 31, 2020. While the duration of these trends and the magnitude of such impacts cannot be estimated at this time, as they are affected by a number of factors outside management’s control, the Company is strengthening its position as its foodservice business begins to come back and currently expects improvement in the second half of fiscal year 2021.

Limoneira is continuing to closely monitor the impact of the COVID-19 pandemic and is taking actions to ensure its ability to safeguard the health of its employees, maintain the ability to serve customers and manage its financial performance and liquidity.

Guidance

The COVID-19 pandemic continues to affect the Company’s food service business on a global basis. The Company believes it is prudent to not provide lemon guidance at this time until the COVID-19 vaccine is widely distributed. Management continues to believe orange and avocado revenue in fiscal 2021 will be strong due to market factors and positive initial crop indicators. The Company also believes it will experience improving results compared to last year during the second, third and fourth quarters of fiscal 2021 due to its stronger position in grocery compared to last year and as food service and export markets recover and cost control measures continue to show improvement.

The Company expects to receive $80 million from Harvest at Limoneira during the next six fiscal years, beginning in fiscal 2022.

Current Harvest at Limoneira Cash Flow Projections

Fiscal Year	2021	2022	2023	2024	2025	2026
Projected Distributions	Neutral	$3 Million	$15 Million	$27 Million	$25 Million	$10 Million

Looking beyond fiscal year 2021, the Company has an additional 1,200 acres of non-bearing lemons estimated to become full bearing over the next four years, which will enable the Company to achieve strong organic growth for many years to come. The Company expects 200 of the 1,200 acres to become full bearing in fiscal year 2021. Beyond these 1,200 acres, Limoneira intends to plant an additional 250 acres of lemons in the next two years that it believes will further build its long-term pipeline of productive acreage. The Company anticipates this additional acreage will increase its domestic supply of Limoneira-owned lemons from its 2020 level by approximately 50%, or about 900 thousand to 1.3 million additional fresh cartons, as the non-bearing and planned acreage becomes productive. The Company also expects to have a steady increase in third-party grower fruit. The foregoing describes organic growth and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Conference Call Information

The Company will host a conference call to discuss its financial results today at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (877) 705-6003 from the U.S. and international callers can dial (201) 493-6725. A telephone replay will be available approximately two hours after the call concludes and will be available through March 24, 2021, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; the passcode is 13716958.

About Limoneira Company

Limoneira Company, a 127-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lç moñ âra) is a dedicated sustainability company with 15,400 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit
www.limoneira.com.

Investors
John Mills
Managing Partner
ICR 646-277-1254

Forward-Looking Statements

This press release contains forward-looking statements, including guidance for fiscal years 2021 and beyond, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: additional impacts from the current COVID-19 pandemic, changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($ in thousands, except share amounts)

	January 31, 2021	October 31, 2020
Assets
Current assets:
Cash	$1,841	$501
Accounts receivable, net	20,703	16,261
Cultural costs	3,948	6,865
Prepaid expenses and other current assets	11,312	10,688
Receivables/other from related parties	4,007	2,294
Income taxes receivable	948	5,911
Total current assets	42,759	42,520

Property, plant and equipment, net	244,215	242,649
Real estate development	21,510	21,636
Equity in investments	61,580	61,214
Goodwill	1,544	1,535
Intangible assets, net	11,340	11,309
Other assets	8,864	8,737
Total assets	$391,812	$389,600

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$7,062	$5,838
Growers payable	6,436	8,126
Accrued liabilities	6,893	7,947
Payables to related parties	6,228	6,273
Current portion of long-term debt	3,304	3,277
Total current liabilities	29,923	31,461
Long-term liabilities:
Long-term debt, less current portion	131,477	122,571
Deferred income taxes	21,219	22,430
Other long-term liabilities	6,654	6,568
Total liabilities	189,273	183,030
Commitments and contingencies	—	—

Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 shares issued and outstanding at January 31, 2021 and October 31, 2020) (8.75% coupon rate)	1,479	1,479
Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at January 31, 2021 and October 31, 2020) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331

Stockholders' Equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero issued or outstanding at January 31, 2021 and October 31, 2020)	—	—
Common Stock – 0.01 par value (39,000,000 shares authorized: 17,935,904 and 17,857,707 shares issued and 17,684,927 and 17,606,730 shares outstanding at January 31, 2021 and October 31, 2020, respectively)	179	179
Additional paid-in capital	162,450	162,084
Retained earnings	25,140	30,797
Accumulated other comprehensive loss	(6,619)	(7,548)
Treasury stock, at cost, 250,977 shares at January 31, 2021 and October 31, 2020, respectively	(3,493)	(3,493)
Noncontrolling interest	14,072	13,741
Total equity	191,729	195,760
Total liabilities and stockholders' equity	$391,812	$389,600

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
($ in thousands, except share amounts)

	Three Months Ended January 31,
	2021	2020
Net revenues:
Agribusiness	$37,137	$40,483
Other operations	1,138	1,173
Total net revenues	38,275	41,656
Costs and expenses:
Agribusiness	36,938	42,543
Other operations	1,082	1,269
Selling, general and administrative	5,895	6,310
Total costs and expenses	43,915	50,122
Operating loss	(5,640)	(8,466)
Other income (expense):
Interest income	43	225
Interest expense, net of dividends	134	(170)
Equity in earnings (losses) of investments, net	366	(120)
Loss on stock in Calavo Growers, Inc.	—	(2,024)
Other (expense) income, net	(6)	515
Total other income (expense)	537	(1,574)

Loss before income tax benefit	(5,103)	(10,040)
Income tax benefit	1,187	3,136
Net loss	(3,916)	(6,904)
Net (income) loss attributable to noncontrolling interest	(292)	477
Net loss attributable to Limoneira Company	(4,208)	(6,427)
Preferred dividends	(125)	(125)
Net loss attributable to common stock	$(4,333)	$(6,552)

Basic net loss per common share	$(0.25)	$(0.37)

Diluted net loss per common share	$(0.25)	$(0.37)

Weighted-average common shares outstanding-basic	17,405,000	17,579,000
Weighted-average common shares outstanding-diluted	17,405,000	17,579,000

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company's operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes gain or loss on stock in Calavo and sale and disposal of property assets when applicable, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. In addition, we have presented adjusted net loss attributable to Limoneira Company and adjusted net loss per common share attributable to Limoneira Company to reflect the exclusion of gain or loss on stock in Calavo and sale and disposal of property assets when applicable. Adjusted EBITDA, adjusted net loss attributable to Limoneira Company and adjusted net loss per common share attributable to Limoneira Company in previous periods also excluded LLCB earnings in equity investment which is no longer excluded due to management’s anticipation of future cash distributions related to the investment in LLCB. Adjusted EBITDA, adjusted net loss attributable to Limoneira Company and adjusted net loss per common share attributable to Limoneira Company for prior periods have been restated to conform to the current presentation. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. The Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts.

EBITDA and adjusted EBITDA are summarized and reconciled to net loss attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows (in thousands):

	Three Months Ended January 31,
	2021	2020
Net loss attributable to Limoneira Company	$(4,208)	$(6,427)
Interest income	(43)	(225)
Interest expense, net of dividends	(134)	170
Income tax benefit	(1,187)	(3,136)
Depreciation and amortization	2,501	2,565
EBITDA	(3,071)	(7,053)
Loss on stock in Calavo Growers, Inc.	—	2,024
Adjusted EBITDA	$(3,071)	$(5,029)

The following is a reconciliation of net loss attributable to Limoneira Company to adjusted net loss attributable to Limoneira Company (in thousands, except share amounts):

	Three Months Ended January 31,
	2021	2020
Net loss attributable to Limoneira Company	$(4,208)	$(6,427)
Preferred dividends and effect of unvested, restricted stock	(143)	(142)
Net loss for basic EPS	(4,351)	(6,569)
Loss on stock in Calavo	—	2,024
Tax effect of adjustments at federal and state rates	—	(652)
Adjusted net loss for basic EPS	$(4,351)	$(5,197)

Adjusted net loss for diluted EPS	$(4,351)	$(5,197)

Actual:
Basic net loss per common share	$(0.25)	$(0.37)
Diluted net loss per common share	$(0.25)	$(0.37)

Weighted-average common shares outstanding-basic	17,405,000	17,579,000
Weighted-average common shares outstanding-diluted	17,405,000	17,579,000
Adjusted:
Basic net loss per common share	$(0.25)	$(0.30)
Diluted net loss per common share	$(0.25)	$(0.30)

Weighted-average common shares outstanding-basic	17,405,000	17,579,000
Weighted-average common shares outstanding-diluted	17,405,000	17,579,000

Supplemental Information
(in thousands, except acres and average price amounts):

	Agribusiness Segment Information for the Three Months Ended January 31, 2021
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$29,300	$4,897	$—	$—	$2,940	$37,137
Intersegment revenue	—	6,685	(6,685)	—	—	—
Total net revenues	29,300	11,582	(6,685)	—	2,940	37,137
Costs and expenses	29,507	9,531	(6,685)	—	2,373	34,726
Depreciation and amortization	—	—	—	—	—	2,212
Operating (loss) income	$(207)	$2,051	$—	$—	$567	$199

	Agribusiness Segment Information for the Three Months Ended January 31, 2020
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$32,057	$4,094	$—	$168	$4,164	$40,483
Intersegment revenue	—	7,105	(7,105)	—	—	—
Total net revenues	32,057	11,199	(7,105)	168	4,164	40,483
Costs and expenses	34,351	8,609	(7,105)	473	3,931	40,259
Depreciation and amortization	—	—	—	—	—	2,284
Operating (loss) income	$(2,294)	$2,590	$—	$(305)	$233	$(2,060)

Fresh Lemons	Q1 2021	Q1 2020	Lemon Packing	Q1 2021	Q1 2020
United States:			Cartons sold	1,320	1,280

Acres harvested	3,600	4,100	Revenue	$11,582	$11,199
Limoneira cartons sold	638	574	Direct Costs	9,531	8,609
Third-party grower cartons sold	523	706	Operating income	$2,051	$2,590
Average price per carton	$20.05	$21.12
Argentina:			Avocados	Q1 2021	Q1 2020

Acres harvested	1,200	1,200	Pounds sold	—	125
Cartons sold	159	—	Average price per pound	$—	$1.34
Average price per carton	$10.53	$—

Total cartons sold	1,320	1,280	Other Agribusiness	Q1 2021	Q1 2020
Total average price per carton	$18.91	$21.12	Orange cartons sold	119	196
			Average price per carton	$9.17	$6.71
Lemon shipping and handling	$4,900	$4,100	Specialty citrus cartons sold	115	139
Lemon by-product sales	$800	$1,000	Average price per carton	$15.46	$13.61
Other lemon sales	$2,500	$3,400
Chilean lemon sales	$1,000	$600

Agribusiness costs and expenses	Q1 2021	Q1 2020
Packing costs	$10,377	$9,156
Harvest costs	4,923	6,248
Growing costs	8,112	9,779
Third-party grower costs	11,314	15,076
Depreciation and amortization	2,212	2,284
Agribusiness costs and expenses	$36,938	$42,543